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                                                                  EXHIBIT 10.35



                                Keith L. Lampert
                               Terms of Employment
                                      with
                              Concord Camera Corp.


1)     Position

       Vice President of Concord Camera Corp. and, until April 24, 2000, Vice President, Operations, Concord Camera HK Limited ("CCHK"). As of April 24, 2000, the employee was promoted from Vice President, Operations of CCHK, to Managing Director of CCHK. As of March 12, 2001, the employee was promoted to Vice President of Worldwide Operations of Concord Camera Corp.

2)     Employer

       Concord Camera Corp., a New Jersey corporation (hereinafter, the "Company" or "Concord").

3)     Term

       Three (3) years and one day commencing effective as of January 1, 2000 (the "Effective Date") and ending on January 1, 2003, inclusive (the "Term"). Thereafter, the Term may be renewed or extended by mutual agreement of both parties in writing. The employment may be terminated by the Company in accordance with Section 12 below at any time during the Term.

4)     Reports To

       The Senior Vice President, or such other person or persons as the Senior Vice President or the Chairman and Chief Executive Officer may designate.

5)     Compensation

       Salary: $225,000 per annum, increasing to $255,000 effective as of January 1, 2001. The aforesaid salary amount is payable in accordance with the Company's normal payroll policies for executives and is to be reviewed on an annual basis. The employee will receive an additional $25,000 per annum, payable in monthly installments, as an overseas allowance, for the period of time during which he is on assignment overseas.

       Deferred Compensation: The employee has received a one-time grant of deferred compensation equal to $450,000 and the entire amount has been deposited by the Company into a deferred compensation account created for this purpose. The deferred compensation shall vest, so long as the employee continues to be employed by the Company, in the following annual installments: (i) as to $150,000 on January 1, 2001; (ii) as to $150,000 on January 1, 2002; and (iii) as to $150,000 on January 1, 2003. The Company has adopted a supplemental executive retirement plan (the "SERP") for the benefit of the employee, setting forth the terms


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       and conditions under which the deferred compensation will be paid to the employee. The SERP provides for immediate vesting of the foregoing amounts upon a change of control of the Company. The SERP will be amended to also provide for immediate vesting in full if the Company terminates the employee's employment without cause (as defined in Section 12) before the end of the Term.

6)     Tax Equalization

       Employee will be provided with tax equalization in accordance with the Company's Executive Management Tax Equalization Policy for executives working overseas, a summary of which has been provided to the employee, for the period of time during which the employee is on assignment overseas.

7)     Expense Reimbursement and Housing

       All reasonable documented expenses necessarily incurred in the performance of the employee's duties. Housing and all utilities will be provided by CCHK at its expense for the period during which the employee is on assignment overseas.

8)     Vacation

       Three (3) weeks vacation per year. Employee shall provide the Company a minimum of 30 days' prior written notice of a request for vacation days. All vacation days are subject to the Company's approval. The employee shall be entitled to the Company's regularly scheduled holidays.

9)     Bonus

       The employee is eligible to participate in the Company's management incentive compensation program that was approved by the Board of Directors of the Company on August 23, 1995 and November 8, 1995. The participation shall be subject to the terms and conditions of said program.

10)    Options

       The employee has been granted the following option, effective as of April 24, 2000, to purchase up to 101,808 shares of the common stock of
       Concord:

              With vesting as to 33,936 shares on April 24, 2000;
              With vesting as to 22,624 shares on January 1, 2001;

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              With vesting as to 22,624 shares on January 1, 2002; and
              With vesting as to 22,624 shares on January 1, 2003.

       The exercise price per share of the option is $22.1875. The foregoing exercise price and the number of shares subject to the foregoing option have already been adjusted to reflect the April 14, 2000 stock split paid to shareholders of record on March 27, 2000. The option is subject to the terms and conditions of that certain option agreement dated as of April 24, 2000, by and between Concord and the employee (the "Option Agreement"). The Option Agreement provides for immediate vesting as to all shares underlying the option upon a change of control of the Company (as defined therein). The Option Agreement will be amended to also provide for immediate vesting in full if the Company terminates the employee's employment without cause (as defined in Section 12) before the end of the Term. The grant of the aforesaid option does not establish any right of continued employment.

11)    Benefits

       The employee shall be eligible to receive the following benefits, as same are made generally available to Company employees who participate in these plans, with contributions, as applicable, to be made by the employee and/or the Company consistent with the applicable plan(s):
       o        Life insurance at a rate of at least two (2) times base salary
       o        Medical and Dental insurance
       o        Disability Insurance
       o        401K Plan

       To the extent that the Company in its sole discretion modifies or terminates any of the foregoing plans or benefits, the employee shall be subject to said changes.

12)    Termination

       o The employee may be terminated for cause. Cause shall mean: (i) continued failure to obey reasonable instructions of the person(s) to whom the employee reports; (ii) continued neglect of duties and responsibilities; (iii) willful misconduct or other actions in bad faith which are to the detriment of the Company and/or any of its subsidiaries or affiliates; (iv) failure to comply with any of the provisions set forth in Exhibit A; or (v) failure to comply with the Code of Conduct annexed as Exhibit B. Prior to terminating the employee for cause the Company shall provide the employee with written notice of the allegations giving rise to termination and provide the employee with 30 days to respond to the allegations and an additional 30 days to


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                cure, remedy or rectify any circumstances giving rise to
                termination for cause to the extent that any cure, remedy or rectification is possible.

       o Concord may terminate the employee's employment at any time for any reason by giving the employee 30 days' written notice. In the event Concord elects to terminate pursuant to this provision, it may at its option request employee to remain in its employment during the 30 day period following delivery of notice of termination, provided that the Company shall continue to provide the employee with his normal and customary compensation and benefits as prescribed in Sections 5, 6, 7, 8, 9, 10 and 11. Alternatively, Concord may require the employee to cease working at any time during the 30-day notice period. If:
                (i) Concord terminates the employee's employment without cause (as defined above in this Section) whether during the Term or at any time after the expiration of the Term; or (ii) the employee terminates his employment with Concord after the expiration of the Term (but not before), then the employee will be paid for a total of one (1) year (the "Severance"), excluding any portion of the 30-day notice period for which the employee remained in the Company's employment, at the then effective compensation provided for in Section 5 (salary plus overseas allowance). The portions of such Severance that are related to the employee's salary, overseas allowance and any auto allowance will be paid in installments (net of required withholding) in accordance with the Company's normal payroll schedule for executives. The Company's obligation to pay any such Severance is conditioned upon the employee's prior and continued compliance with the provisions of this Agreement including, but not limited to,
                Section 13 and Exhibit A.

       o To the extent that the employee's employment terminates for any reason outlined above, benefits as set forth in Sections 8 and 11 provided to employee will terminate as of the last day of employment unless otherwise specified in any employee benefit plan or unless otherwise specified as a matter of law.

13)    Confidentiality and Intellectual Property; Non-Compete; Code of Conduct

       Annexed hereto as Exhibits A and B, respectively, are provisions applicable to the employee which are incorporated herein by reference and are part of this Agreement. As consideration for the covenants of employee set forth in Exhibit A, the Company hereby employs or continues to employ employee and employee hereby accepts employment or continued employment upon the terms and conditions contained herein. The employee acknowledges and agrees that the provisions set forth in Exhibits A and B do not affect the Company's ability to terminate the employee at any time with or without cause. If a provision set forth in this Term

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       Sheet conflicts with a provision set forth in one or both of the exhibits, then the provisions of this Term Sheet shall govern. The obligations set forth in Exhibits A and B shall survive any termination of the employee's employment and/or any termination or expiration of this Agreement. The Company acknowledges that employee's willingness to enter into the non-compete covenants is based solely on employee receiving the Severance in the circumstances provided for in Section 12. The employee acknowledges that, if the Company terminates the employee's employment with cause (as defined in Section 12) or if the employee terminates his employment with the Company before the end of the Term (in breach of this Agreement), then the employee will not be entitled to receive the Severance described in Section 12 but the non-compete covenants will nevertheless remain in full force and effect.

       In the event the employee fails to comply with any of the terms or conditions of Exhibit A or B (as same may be modified in this Term Sheet), all stock options granted by the Company, pursuant to this Agreement or otherwise, are thereby forfeited regardless of whether such options have vested.

 14)   Representation by Employee

       Employee acknowledges and represents that he is not subject to any agreement or understanding, oral or written, direct or indirect, which would in any way prohibit, interfere with, restrict or limit: (a) the employee's employment by the Company (or any of its subsidiaries or affiliates); or (b) any activities contemplated as part of the employee's employment hereunder.

15)    Acknowledgment of Representation by Counsel

       Employee acknowledges that he has been represented by independent counsel or has knowingly waived his right to be represented by independent counsel with respect to the negotiation and execution of this Agreement. The Company shall reimburse the employee in an amount not to exceed $2,500 for professional fees actually incurred by the employee with respect to professional fees applicable to the review and negotiation of this Agreement.

16)    Indemnification

       The employee agrees to indemnify the Company for any damages, claims, expenses or costs, including attorneys fees, incurred by the Company relating directly or indirectly to any act or omission of the employee outside of the scope of the employee's duties and responsibilities as an employee of the Company. The Company agrees to indemnify the employee for any damages, claims, expenses or costs, including attorneys' fees, incurred by the employee relating directly or indirectly to any act or omission of the Company within the scope of

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       performing the employee's duties and responsibilities as an employee of the Company.

17)    Entire Agreement

       This Agreement (which includes all schedules and exhibits to same) contains the entire understanding and agreement among and between the parties and supersedes any prior understandings or agreements, oral or written, between them relating to the subject matter hereof. Notwithstanding the foregoing, unless this Agreement specifically provides otherwise, it does not supercede any prior option agreements entered into between the Company and the employee. Any amendments to this Agreement must be in writing, signed by the parties affected by the amendment.

18)    Severability

       If any provision of this Agreement is held breached, illegal, invalid or unenforceable, such provision shall be deemed severed and the remainder of this Agreement will remain binding on the parties as though the breached, illegal, invalid or unenforceable provision had not been included.

19)    Attorneys' Fees

       If any action at law or in equity is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, whether at pretrial, trial or appellate levels, which may be set by the court in the same action or in a separate action for that purpose, including reasonable costs and fees awarded in such action, in addition to any other relief to which the party may be entitled.

20)    Governing Law

       This Agreement and the employment of the employee shall be governed by the laws of the State of Florida. Any litigation related to or arising out of this Agreement shall be brought in the state or federal courts of the State of Florida, or in the event the Company moves its principal place of business from the State of Florida, in the state or federal courts of the state of such other principal place of business. The parties agree that service of process may be effected by certified or registered mail, return receipt requested, or by regular mail if certified or registered mail is refused. The parties hereto agree to waive, and do hereby waive, trial by jury. The employee agrees and acknowledges that in the event of his violation of any term or condition of this Agreement that the Company will have no adequate remedy at law and shall, therefore, be entitled to enforce any provision hereof by temporary or permanent injunctive or mandatory relief obtained in any court of competent jurisdiction without the necessity of


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       proving damage or posting any bond or other security and without prejudice to any other remedies that may be available to the Company at law or in equity.

Accepted and Agreed:                      Accepted and Agreed:
--------------------                      --------------------

EMPLOYEE                                  CONCORD CAMERA CORP.


/s/ Keith L. Lampert                      By:   /s/  Brian F. King
-----------------------------                 ---------------------------------
Keith L. Lampert                              Brian F. King
                                              Senior Vice President


Date: September 26, 2001                  Date: September 26, 2001
      -----------------------                   -------------------------------



Rev.  08/16/00


[Exhibits A and B to this Agreement are identical to Exhibits A and B to the Terms of Employment of Brian King, filed herewith as Exhibit 10.32.]